Glacier Bancorp, Inc. Announces Adoption of Majority Voting Policy

KALISPELL, Mont., Sept. 29, 2011 /PRNewswire/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced that its board of directors has adopted a majority voting policy for the election of its directors, effective immediately. Under the majority voting policy, director nominees must submit conditional resignations, and, if any director nominee receives more "withheld" votes than "for" votes in an uncontested election of directors, his or her resignation will be considered by the Company's Nominating/Corporate Governance Committee and the board of directors. The Nominating/Corporate Governance Committee would then recommend whether to accept the resignation, and the board of directors would make a determination within 90 days after certification of the shareholder vote. The Company intends to post the majority voting policy on its website at www.glacierbancorp.com.

Michael J. Blodnick, President and Chief Executive Officer, said, "We believe that adopting this majority voting policy is in the best interests of the Company and our shareholders because majority voting is a good corporate governance practice."

Glacier Bancorp, Inc. is the parent company for 11 community banks including Glacier Bank, Kalispell; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank of Billings; and First Bank of Montana, Lewistown, all located in Montana; as well as Mountain West Bank, Coeur d'Alene, operating in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, operating in Colorado; and First Bank of Wyoming, Powell, operating in Wyoming.

CONTACT: Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher, +1-406-751-7706, both for Glacier Bancorp, Inc.